Exhibit 99.1

Investor Relations Contact:

Jim Pirak

(425) 256-8284

jim.pirak@symetra.com

Media Relations Contact:

Diana McSweeney

(425) 256-6167

diana.mcsweeney@symetra.com

SYMETRA FINANCIAL REPORTS THIRD QUARTER 2011 RESULTS

BELLEVUE, Wash.—(Oct. 26, 2011)—Symetra Financial Corp. (NYSE: SYA) today reported third quarter 2011 net income of $11.1 million, or $0.08 per diluted share. This compares with $56.6 million, or $0.41 per diluted share, in third quarter 2010. Net realized investment losses of $56.8 million (pretax), primarily from mark-to-market accounting of the company’s equity investments, drove the decline in third quarter 2011 net income.

Adjusted operating income1 was $47.6 million, or $0.35 per diluted share, in third quarter 2011, compared with $43.8 million, or $0.32 per diluted share, in the same period a year ago.

Summary Financial Results (In millions, except per share data)	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Net Income	$11.1	$56.6	$125.4	$138.7
Per Diluted Share of Common Stock	$0.08	$0.41	$0.91	$1.03

Adjusted Operating Income	$47.6	$43.8	$142.5	$127.2
Per Diluted Share of Common Stock	$0.35	$0.32	$1.04	$0.94

“In an exceedingly tough economic climate, we focused on what was within our control and delivered another solid quarter of operating income. Group posted an excellent loss ratio, Deferred Annuities earnings were up, and fixed annuity and single premium life sales proved resilient,” said Tom Marra, Symetra president and chief executive officer. “On the flip side, low interest rates continued to constrain earnings in our Income Annuities segment, and claims in our Life segment were higher than a year ago. The fair value of our equity investments also took a substantial hit given overall declines in the stock market.”

Third Quarter 2011 Summary

•	Group loss ratio improved to 63.6%, compared with 66.5% in third quarter 2010.
•	Deferred Annuities earnings benefitted from higher fixed account values driven by continued good sales and increased interest spreads compared with third quarter 2010.
•	Income Annuities operating income declined from year-ago levels due to lower interest yields and unfavorable mortality experience.
•	Life earnings were down compared with third quarter 2010 as a result of higher claims.
•	Equity investments, which are marked to market, had net losses of $52.1 million, compared with net gains of $15.2 million a year ago.

“Progress on our ‘Grow and Diversify’ agenda continues. In the Group Division, the performance and integration of American United Life (AUL) stop-loss business are in line with our expectations. The build-out of our group life and disability organization is on track, and the team is focused on driving new premium growth,” said Marra.

“In the Retirement Division, sales momentum is building for our Symetra Edge Pro fixed indexed annuity, which launched nationwide in June. Work also is underway to develop a lower-cost variable annuity that broadens our annuity portfolio,” he said. “In the Life Division, we achieved another product milestone in late September when we rolled out our new core universal life offering — Symetra Classic. Our sights now are set on adding new brokerage general agencies and independent agents to our life distribution network.”

BUSINESS SEGMENT RESULTS

Segment Pretax Adjusted Operating Income (Loss) (In millions)	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Group	$22.0	$16.7	$54.8	$50.6

Deferred Annuities	28.0	22.5	74.2	60.4

Income Annuities	7.1	9.5	28.6	22.3

Life	12.4	15.3	46.7	57.6

Other	(1.7)	(0.5)	(5.5)	(9.4)

Subtotal	$67.8	$63.5	$198.8	$181.5

Less: Income Taxes*	20.2	19.7	56.3	54.3

Adjusted Operating Income	$47.6	$43.8	$142.5	$127.2

* Represents the total provision for income taxes adjusted for the tax effect on net realized investment gains (losses) and on net realized and unrealized investment gains (losses) on fixed indexed annuity (FIA) options at the U.S. federal income tax rate of 35%.

Group Division

The Group segment, which includes medical stop-loss, limited benefit medical, and group life and disability income insurance, reported third quarter 2011 pretax adjusted operating income of $22.0 million, up from $16.7 million in third quarter 2010. The year-over-year increase in operating income stemmed from loss ratio improvement. On July 1, 2011, Symetra assumed stop-loss policies from AUL and acquired the renewal rights for AUL’s stop-loss business. Contributions from the AUL transaction were accretive to third quarter earnings.

Group’s overall loss ratio for third quarter 2011 was 63.6%, compared with 66.5% in the same quarter of 2010 — within the company’s long-term target range of 63-65%. The third quarter 2011 loss ratio includes assumed AUL policies, which, as planned, generated loss ratios higher than Symetra’s long-term target.

Group sales in third quarter 2011 were $20.1 million, compared with $18.4 million in third quarter 2010. Higher stop-loss and group life and disability production contributed to the sales growth.

Retirement Division

The Deferred Annuities segment, which includes fixed and variable deferred annuities, generated $28.0 million in pretax adjusted operating income in third quarter 2011, up from $22.5 million in third quarter 2010. The increase in operating income was driven by higher fixed account values and higher interest spreads. Although traditional fixed income yields were down, Symetra’s strategy of investing in commercial mortgage loans and carefully managing crediting rates helped stabilize spreads. Third quarter 2011 results also benefitted from deferred acquisition cost (DAC) unlocking.

Total account values were $11.1 billion at Sept. 30, 2011, compared with $9.5 billion at the end of third quarter 2010.

Sales of deferred annuities (predominately fixed annuities) were $393.6 million in third quarter 2011, a 37% increase over $286.4 million reported in third quarter 2010. Fixed annuity sales through financial institutions held up well despite the significant drop in interest rates during the quarter. The company continued its work to strengthen distributor relationships and position competitive annuity products on bank and independent broker-dealer platforms.

The Income Annuities segment, which includes single premium immediate annuities (SPIAs) and structured settlements, produced pretax adjusted operating income of $7.1 million in third quarter 2011, compared with $9.5 million in third quarter 2010. A decrease in interest spread from the low interest rate environment and lower reserves led to the drop in operating income. Also contributing to the decline were mortality losses of $1.4 million in third quarter 2011, compared with mortality losses of $0.1 million in third quarter 2010.

Income Annuities sales were $64.6 million in third quarter 2011, compared with sales of $58.0 million in the same quarter of 2010.

Life Division

The Life segment, which includes term, single premium life (SPL), universal life and bank-owned life insurance (BOLI), reported pretax adjusted operating income of $12.4 million in third quarter 2011, compared with $15.3 million in third quarter 2010. Third quarter 2011 earnings fell compared with year-ago levels as a result of higher individual life claims and a small, unfavorable impact from DAC unlocking.

Individual life sales were $3.3 million in third quarter 2011, up from $2.6 million in third quarter 2010. Leading the way were SPL sales, which were $1.6 million higher than third quarter 2010. There were no BOLI sales in the third quarter of 2011, compared with $7.5 million in the same quarter of 2010.

Other

The Other segment, which includes unallocated corporate income and expenses, interest expense on debt and other income outside of Symetra’s four business segments, had a pretax adjusted operating loss of $1.7 million in third quarter 2011, compared with a pretax adjusted operating loss of $0.5 million in the same quarter a year ago. Third quarter 2011 results reflected a decline in investment income.

Investment Portfolio

Net realized investment losses were $56.8 million in third quarter 2011, driven by fair value changes on Symetra’s equity investments. This compares with net gains of $20.0 million in third quarter 2010. Impairment losses were $4.9 million in third quarter 2011, compared with losses of $3.5 million in third quarter 2010.

Reflecting the drop in the stock market, Symetra’s equity investments, which mainly include common stock and REITs, had net investment losses of $52.1 million in third quarter 2011, compared with net gains of $15.2 million in the same quarter a year ago.

Stockholders’ Equity

Total stockholders’ equity, or book value, as of Sept. 30, 2011 was $3,060.0 million, or $22.24 per share, compared with $2,647.3 million, or $19.25 per share, as of June 30, 2011.

Adjusted book value per share, as converted,1 was $16.51 per share as of Sept. 30, 2011, compared with $16.49 per share as of June 30, 2011.

Symetra Life Insurance Company ended third quarter 2011 with an estimated risk-based capital (RBC) ratio of 455% and statutory capital and surplus, including asset valuation reserve (AVR), of $1,996.7 million. The estimated RBC ratio for third quarter 2011 reflected the decline in equity investments and the AUL transaction.

On Jan. 1, 2012, the company will retrospectively adopt the new DAC accounting standard. The adoption of this standard is expected to reduce Symetra’s Dec. 31, 2010 book value by 0.8% to 1.2% and adjusted book value by 1.3% to 1.7%. This new accounting standard is not applicable to the company’s statutory capital and surplus nor will it affect Symetra’s RBC or holding company liquidity position.

2011 Earnings Guidance

Symetra updated its guidance for full-year 2011 adjusted operating income per share to a range of $1.35 to $1.40. Some of the factors that could drive actual results toward the lower end, middle or upper end of the guidance range include changes in the interest rate environment; Group loss ratio relative to long-term target; timing and success of product launches; amount of issuance and yields on commercial mortgage loans; returns on alternative investment portfolio; and achievement of target cash balances.

Additional Financial Information

This press release and the third quarter 2011 financial supplement are posted on the company’s website at http://investors.symetra.com. Investors are encouraged to review all of these materials.

Management to Review Results on Conference Call and Webcast

Symetra’s senior management team will discuss the company’s third quarter 2011 performance with investors and analysts on Thursday, Oct. 27, 2011 at 10 a.m., Eastern Time (7 a.m., Pacific Time). To listen by phone, dial 1-888-680-0879. For international callers, dial 617-213-4856. The access code is 48674709. Participants may pre-register for the call at www.symetra.com/earnings. Pre-registrants will be issued a PIN to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator.

The conference call will be broadcast live on the Internet at http://investors.symetra.com and archived later in the day for replay. Those who wish to listen to the call by phone or via the Internet should dial in or go to Symetra’s website at least 15 minutes before the call to register and/or test the compatibility of their computer.

A replay of the call can be accessed by phone at approximately 1 p.m., Eastern Time (10 a.m., Pacific Time) on Oct. 27, 2011 by dialing 1-888-286-8010. For international callers, dial 617- 801-6888. The access code is 65722726. The replay will be available by phone until Nov. 3, 2011. To access a replay of the conference call over the Internet, visit http://investors.symetra.com.

Use of Non-GAAP Measures

1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. Definitions of each non-GAAP measure are provided below, and reconciliations to the most directly comparable GAAP measures are included in the tables at the end of this press release. These measures are not substitutes for GAAP financial measures. For more information about these non-GAAP measures, please see Symetra’s 2010 Annual Report on Form 10-K.

This press release may include non-GAAP financial measures entitled “adjusted operating income,” “adjusted operating income per diluted share,” “adjusted book value,” “adjusted book value, as converted” and “adjusted book value per share, as converted.” The company defines adjusted operating income as net income, excluding after-tax net investment gains (losses) and including after-tax net investment gains (losses) on fixed indexed annuity (FIA) options. Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding. Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI. Adjusted book value, as converted, is defined as stockholders’ equity, less AOCI plus the assumed proceeds from exercising the outstanding warrants. Adjusted book value per share, as converted, is calculated as adjusted book value, as converted, divided by the sum of outstanding common shares and shares subject to outstanding warrants.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures, which are commonly used in the insurance industry. These measures are described here:

Loss ratio – Represents policyholder benefits and claims incurred divided by premiums earned.

Sales – For the Group segment, sales represent annualized first-year premiums for new policies. For the Deferred Annuities and Income Annuities segments, sales represent deposits for new policies. For the Life segment, sales represent annualized first-year premiums for recurring premium products, and 10% of new deposits for BOLI and other single premium products. All sales figures are net of first-year surrenders.

About Symetra Financial

Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “will,” “believe,” “intend,” “plan,”

“expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to Symetra’s:

•

estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts;

•	trends in operations, financial performance and financial condition;
•	adoption and implementation of new accounting standards;
•	financial and operating targets or plans; and
•	business and growth strategy, including prospective products, services and distribution partners.

These statements are based on certain assumptions and analyses made by Symetra in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra’s expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, including, among others:

•	the effects of fluctuations in interest rates and a prolonged low interest rate environment;
•	general economic, market or business conditions, including further economic downturns or other adverse conditions in the global and domestic capital and credit markets;
•	investment losses;
•	recorded reserves for future policy benefits and claims subsequently proving to be inadequate or inaccurate;
•	deviations from assumptions used in setting prices for insurance and annuity products or establishing cash flow testing reserves;
•	continued viability of certain products under various economic and other conditions;
•	market pricing and competitive trends related to insurance products and services;
•	changes in amortization of deferred policy acquisition costs and deferred sales inducements;
•	financial strength or credit ratings downgrades;
•	the availability and cost of capital and financing;
•	the continued availability and cost of reinsurance coverage;
•	changes in laws or regulations, or their interpretation, including those that could increase Symetra’s business costs and required capital levels;
•	the ability of subsidiaries to pay dividends to Symetra;
•	the ability of the new executive leadership team to successfully implement business strategies;
•	the effects of implementation of the Patient Protection and Affordable Care Act;
•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act;
•	the effects of implementation of new accounting for deferred acquisition costs; and

•

the risks that are described from time to time in Symetra’s filings with the U.S. Securities and Exchange Commission, including those in Symetra’s 2010 Annual Report on Form 10-K and 2011 quarterly reports on Form 10-Q.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Symetra Financial Corporation

Consolidated Income Statement Data

(in millions, except per share data)

(unaudited)

	$00,000,000,0	$00,000,000,0	$00,000,000,0	$00,000,000,0
	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Revenues
Premiums	$150.5	$120.2	$390.8	$354.7
Net investment income	315.5	304.4	937.7	888.4
Policy fees, contract charges and other	45.5	40.9	136.1	123.2
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(5.0)	(9.6)	(9.0)	(30.2)
Less: portion of losses recognized in other comprehensive income	0.1	6.1	0.4	15.5

Net impairment losses recognized in earnings	(4.9)	(3.5)	(8.6)	(14.7)
Other net realized investment gains (losses)	(51.9)	23.5	(18.5)	31.5

Total net realized investment gains (losses)	(56.8)	20.0	(27.1)	16.8

Total revenues	454.7	485.5	1,437.5	1,383.1

Benefits and expenses
Policyholder benefits and claims	109.4	85.4	285.4	254.9
Interest credited	229.3	227.8	682.7	667.8
Other underwriting and operating expenses	77.4	63.1	213.9	186.9
Interest expense	8.0	8.0	24.0	23.9
Amortization of deferred policy acquisition costs	19.0	18.0	59.1	50.4

Total benefits and expenses	443.1	402.3	1,265.1	1,183.9

Income from operations before income taxes	11.6	83.2	172.4	199.2

Provision (benefit) for income taxes
Current	26.0	18.8	68.3	46.1
Deferred	(25.5)	7.8	(21.3)	14.4

Total provision for income taxes	0.5	26.6	47.0	60.5

Net income	$11.1	$56.6	$125.4	$138.7

Net income per common share
Basic	$0.08	$0.41	$0.91	$1.03
Diluted	$0.08	$0.41	$0.91	$1.03

Weighted-average number of common shares outstanding
Basic	137.559	137.140	137.459	135.082
Diluted	137.571	137.145	137.470	135.096

Cash dividends declared per common share	$0.06	$0.05	$0.17	$0.10

Non-GAAP financial measures
Adjusted operating income	$47.6	$43.8	$142.5	$127.2

Reconciliation to net income
Net income	$11.1	$56.6	$125.4	$138.7
Less: Net realized investment gains (losses) (net of taxes)*	(36.9)	13.0	(17.6)	10.9
Add: Net investment gains (losses) on FIA options (net of taxes)**	(0.4)	0.2	(0.5)	(0.6)

Adjusted operating income	$47.6	$43.8	$142.5	$127.2

* Net realized investment gains (losses) are reported net of taxes of $(19.9), $7.0, $(9.5) and $5.9 for the three and nine months ended September 30, 2011 and 2010, respectively.

** Net investment gains (losses) on FIA options are reported net of taxes of $(0.2), $0.1, $(0.2) and $(0.3) for the three and nine months ended September 30, 2011 and 2010, respectively.

Symetra Financial Corporation

Consolidated Balance Sheet Data

(in millions, except per share data)

(unaudited)

	$00,000,000,000,	$00,000,000,000,
	September 30 2011	December 31 2010
Assets
Total investments	$25,852.2	$23,500.2
Other assets	1,218.2	1,255.0
Separate account assets	746.3	881.7

Total assets	$27,816.7	$25,636.9

Liabilities and stockholders’ equity
Policyholder liabilities	$22,919.0	$21,591.5
Notes payable	449.2	449.0
Other liabilities	642.2	334.1
Separate account liabilities	746.3	881.7

Total liabilities	24,756.7	23,256.3

Common stock and additional paid-in capital	1,454.8	1,451.4
Retained earnings	598.7	496.7
Accumulated other comprehensive income, net of taxes	1,006.5	432.5

Total stockholders’ equity	3,060.0	2,380.6

Total liabilities and stockholders’ equity	$27,816.7	$25,636.9

Book value per share*	$22.24	$17.35

Non-GAAP financial measures
Adjusted book value	$2,053.5	$1,948.1

Reconciliation to stockholders’ equity
Total stockholders’ equity	$3,060.0	$2,380.6
Less: AOCI	1,006.5	432.5

Adjusted book value	2,053.5	1,948.1
Add: Assumed proceeds from exercise of warrants	218.1	218.1

Adjusted book value, as converted	$2,271.6	$2,166.2

Adjusted book value per share, as converted**	$16.51	$15.79

* Book value per share is calculated based on stockholders’ equity divided by outstanding common shares plus shares subject to outstanding warrants, totaling 137.571 and 137.192 as of September 30, 2011 and December 31, 2010, respectively.

** Adjusted book value per share, as converted, is calculated based on adjusted book value, as converted, divided by outstanding common shares plus shares subject to outstanding warrants, totaling 137.571 and 137.192 as of September 30, 2011 and December 31, 2010, respectively.

Symetra Financial Corporation

Reconciliation of Segment Pretax Adjusted Operating Income, Operating Revenues and Operating ROAE

(in millions)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Segment pretax adjusted operating income (loss)
Group	$22.0	$16.7	$54.8	$50.6
Deferred Annuities	28.0	22.5	74.2	60.4
Income Annuities	7.1	9.5	28.6	22.3
Life	12.4	15.3	46.7	57.6
Other	(1.7)	(0.5)	(5.5)	(9.4)

Subtotal	67.8	63.5	198.8	181.5

Add: Net realized investment gains (losses)	(56.8)	20.0	(27.1)	16.8
Less: Net investment gains (losses) on FIA options	(0.6)	0.3	(0.7)	(0.9)

Income from operations before income taxes	$11.6	$83.2	$172.4	$199.2

Reconciliation of revenues to operating revenues
Revenues	$454.7	$485.5	$1,437.5	$1,383.1
Less: Net realized investment gains (losses)	(56.8)	20.0	(27.1)	16.8
Add: Net investment gains (losses) on FIA options	(0.6)	0.3	(0.7)	(0.9)

Operating revenues	$510.9	$465.8	$1,463.9	$1,365.4

	Twelve Months Ended September 30
	2011	2010
ROE	7.1%	8.6%
Average stockholders’ equity*	$2,646.0	$1,987.9
Non-GAAP financial measures
Operating ROAE	9.6%	9.4%
Average adjusted book value**	$1,988.0	$1,695.9

* Average stockholders’ equity is derived by averaging ending stockholders’ equity for the most recent five quarters.

** Average adjusted book value is derived by averaging ending adjusted book value for the most recent five quarters.